Exhibit 10.1

June 19, 2010

Corn Products International, Inc.

Senior Bridge Credit Facility

Commitment Letter

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, Illinois 60154

Attention:  Cheryl K. Beebe, Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower”) have requested that J.P. Morgan Securities Inc. (“JPMorgan”) agree to structure, arrange and syndicate a $1,350,000,000 senior term loan bridge facility (the “Facility”), and that JPMorgan Chase Bank, National Association (“JPMCB”) commit to provide the entire principal amount of the Facility and to serve as administrative agent for the Facility. You have requested the Facility to finance in part the proposed acquisition (the “Acquisition”) by you and/or one or more of your subsidiaries of the specialty starch business (the “Business”) of Azko Nobel N.V. (the “Seller”), which Business is comprised of certain assets of the Seller and its subsidiaries (including equity interests in certain of the Seller’s subsidiaries), for an aggregate purchase price of approximately $1,300,000,000.  You intend to consummate the Acquisition pursuant to the terms of an international share and business sale agreement (the “Acquisition Agreement”) to be entered into between and among the Borrower and the Seller.

JPMorgan is pleased to advise you that it is willing to act as exclusive arranger for the Facility.

Furthermore, each of JPMCB and JPMorgan, respectively, are pleased to advise you of JPMCB’s commitment to provide the entire principal amount of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).  The commitments of JPMCB in respect of the Facility shall be reduced as provided in Exhibit A.

It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, and that JPMorgan will act as the sole and exclusive Lead Arranger and Bookrunner (in such capacities, the “Lead Arranger”) for the Facility.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

We intend to syndicate the Facility to a group of financial institutions (together with JPMCB, the “Lenders”) identified by us in consultation with you. The financial institutions identified and selected to act as the Lenders shall be subject to your prior consent (not to be unreasonably withheld).  JPMorgan intends to commence syndication efforts promptly following the public announcement of the Acquisition, and you agree actively to assist JPMorgan (and to use your commercially reasonable efforts consistent with the Acquisition Agreement to cause Seller to cooperate with JPMorgan) in completing a syndication satisfactory to it.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower, the Business and the proposed Lenders, (c) the hosting, with JPMorgan, of one or more meetings of prospective Lenders and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders.  If requested, you also will assist us (and will use your commercially reasonable efforts consistent with the Acquisition Agreement to cause Seller to cooperate with us) in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Seller, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that JPMorgan Public-Siders consisting of publishing debt analysts may participate in any meeting or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) prior to the completion of a Successful Syndication or (ii) in violation of any confidentiality agreement between you and JPMorgan or JPMBC.

Without limiting your obligations to assist with syndication efforts as set forth in this letter, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition to which JPMCB is a party, JPMCB agrees that the completion of a Successful Syndication is not a condition to its commitment hereunder or the funding of the Facility on the Closing Date and JPMCB further agrees that (except for purposes of determining whether a Successful Syndication has been achieved under the applicable provisions of the Fee Letter) JPMCB will not be released from its commitment hereunder in connection with such a syndication to any Lender unless (a) any such Lender (reasonably acceptable to you) has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facility (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (b) such Lender shall have entered into the Credit Documentation and funded the portion of the Facility required to be funded by it on the Closing Date.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders:  (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials.   The Lead Arranger will provide the foregoing (other than any of the foregoing

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that constitutes administrative or other materials that would not customarily be reviewed by a borrower prior to being distributed to lenders in similar circumstances) to you and will give you a reasonable amount of time to review and revise such materials prior to such distribution to determine whether such documents contain MNPI and to give JPMorgan the written notice referred to above.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes JPMorgan to distribute drafts of definitive documentation with respect to the Facility to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to the Borrower’s consent right described above), the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders and the Lead Arranger will notify you regarding such final determinations.  In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  Additionally, the Borrower acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Borrower with respect thereto.  Any review by JPMorgan of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and JPMCB and shall not be on behalf of the Borrower.

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and JPMCB all information with respect to the Borrower, the Acquisition, the Business (to the extent available to the Borrower under the Acquisition Agreement) and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility.  You hereby represent and covenant that (a) all written information, other than the Projections, estimates and forward looking statements and information of a general economic or industry public nature with respect to the Borrower, its subsidiaries and the Business, that has been or will be furnished to JPMCB or JPMorgan by you or any of your representatives (the “Information”) is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections, estimates, forward looking statements and information of a general economic or industry public nature that have been or will be made available to JPMCB or JPMorgan by you or any of your representatives have been or will be prepared in good faith based upon, as applicable, reasonable assumptions that are believed by the preparer thereof to be reasonable at the time such Projections or other materials are furnished to the Commitment Parties (it being recognized by the Commitment Parties that such Projections and other forward looking information are not a guarantee of financial performance, are not to be viewed as facts and that actual results during the period or periods covered by any such Projections and other forward looking information may differ from the projected results, and such differences may be material). You agree that if at any time prior to the date of consummation of the Acquisition (the “Closing Date”) and, if requested by us, for such period thereafter as is necessary to complete a Successful Syndication any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such

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representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct at such time.

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay to JPMCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject only to (a) there not having occurred any “Group Material Adverse Effect” (as defined in the Acquisition Agreement), (b) our satisfaction that prior to and during the syndication of the Facility, if any, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof other than (i) any of the foregoing the proceeds of which result in a reduction of the commitments made hereunder or will be required to be used to prepay the Facility, (ii) that certain $750,000,000 senior revolving credit facility to be arranged by JPMorgan pursuant to the terms of that certain commitment letter dated the date hereof among JPMorgan, JPMCB and the Borrower or (iii) the incurrence of debt in the ordinary course of business for normal working capital needs of the Borrower and its affiliates, (c) the negotiation, execution and delivery on or before December 18, 2010 of loan documentation for the Facility satisfactory to JPMCB and its counsel, (d) the other conditions set forth or referred to in the Term Sheet and (e) your compliance with your obligations hereunder (including the Term Sheet) and under the Fee Letter.

Notwithstanding anything in this Commitment Letter (including each of the annexes attached hereto), the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Acquisition to which either Commitment Party is party to the contrary, the only representations relating to the Borrower, its subsidiaries, and their respective businesses, or the Business, the accuracy of which shall be a condition to availability of the Facility on the Closing Date, shall be (i) those warranties made by the Seller in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such warranties in the Acquisition Agreement (the “Acquisition Agreement Warranties”) and (ii) the below-defined Specified Representations.  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, power and authority, due authorization, execution and delivery and the enforceability of the Credit Documentation, the non-contravention of the Facility with applicable law or any order or judgment, financial statements, Federal Reserve margin regulations and Investment Company Act.  In addition, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions set forth in (y) the immediately preceding paragraph of this Commitment Letter, and (z) the Term Sheet are satisfied.  This paragraph, and the provisions of this paragraph, shall be referred to as the “Conditionality Provision.”

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the Acquisition, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether (i) any indemnified person is a party thereto and (ii) the transactions contemplated hereunder, including without limitation, the Acquisition, have been consummated, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment

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of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse JPMCB, JPMorgan and their affiliates within five business days after demand for all documented reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facility, except to the extent such damage arises from the gross negligence or willful misconduct of such person.

This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or pdf electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York.  Each party hereto consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Acquisition or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents, directors, employees, affiliates, accountants and advisors who are directly involved in the consideration of this matter and have been instructed to maintain the confidentiality thereof and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (c) to S&P and Moody’s in connection with the Facility (provided, however, that in no event shall the Fee Letter be delivered to S&P or Moody’s), (d) upon notice to the Lead Arranger, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma financial information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials or other disclosures) may be disclosed in any syndication or other marketing materials relating to the Facility or in connection with any public filing requirement or (e) the Term Sheet may be disclosed to potential Lenders in connection with the Acquisition.  Notwithstanding the foregoing, following its acceptance by the Borrower (and the payment of the fees required by the Fee Letter to be paid upon such acceptance), the Commitment Letter and the Term Sheet (but not the Fee Letter) may be disclosed to the

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Seller and its officers, directors, agents, employees, affiliates, attorneys, accountants, and advisors who are directly involved in the Acquisition and have been instructed to maintain the confidentiality thereof.

You acknowledge that JPMorgan, JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither JPMorgan nor JPMCB will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMorgan or JPMCB of services for other companies, and neither JPMorgan nor JPMCB will furnish any such information to other companies.  You also acknowledge that JPMorgan and JPMCB have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.  You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each of JPMorgan and JPMCB may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded JPMorgan or JPMCB, as applicable, hereunder.

JPMCB and JPMorgan hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow JPMCB and JPMorgan to identify the Borrower in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Documentation (as defined in the Term Sheet) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 9:00 a.m., New York City time, on June 21, 2010 (it being understood that fees paid by 5 p.m., New York City time, on June 21, 2010 shall be deemed paid upon acceptance hereof for purposes hereof and of the Fee Letter).  JPMCB’s commitment and JPMorgan’s agreements herein will expire at such time in the event JPMCB has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

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JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ William J. Oleferchik
Name: William J. Oleferchik
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ Brit J. Bartter
Name: Brit J. Bartter
Title: Vice Chairman

Accepted and agreed to as of

the date first written above by:

CORN PRODUCTS INTERNATIONAL, INC.

By:	/s/ Cheryl K. Beebe
Name: Cheryl K. Beebe
Title: Chief Financial Officer

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EXHIBIT A

$1,350,000,000

SENIOR BRIDGE FACILITY

Summary of Terms and Conditions

June 19, 2010

I. Parties

Borrower:	Corn Products International, Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and
Sole Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Syndication Agent:	To be determined.

Documentation Agents:	To be determined.

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by the Lead Arranger and reasonably acceptable to the Borrower (collectively, the “Lenders”).

II. Term Loan Facility

Type and Amount of Facility:	364 day term loan facility (the “Facility”) in the amount of $1,350,000,000 (the loans thereunder, the “Term Loans”). The Facility shall be denominated entirely in US Dollars.

Availability:	Available in a single drawing on the Closing Date (which shall be the date of the execution and delivery of the Credit Documentation (as defined below) by the parties thereto).

Amortization:	None.

Maturity:	All Term Loans will be payable in full on the date 364 days after the Closing Date.

Purpose:	The proceeds of the Term Loans shall be used (i) to finance in part the acquisition (the “Acquisition”) by the Borrower and/or one or more of its subsidiaries of the specialty starch business

(the “Business”) of Akzo Nobel N.V. (the “Seller”), which Business is comprised of certain assets of the Seller and its subsidiaries (including equity interests in certain of the Seller’s subsidiaries), for an aggregate purchase price of approximately $1,300,000,000 and (ii) to pay related fees and expenses.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:

Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be mutually agreed upon without premium or penalty (other than customary breakage).  Voluntary prepayments shall be applied as directed by the Borrower.

Mandatory Prepayments and
Commitment Reductions:

The Term Loans shall be prepaid with (and, on or prior to the Closing Date the commitments in respect of the Facility shall be reduced by) (i) 100% of the net cash proceeds of any sale or issuance of equity by the Borrower or its subsidiaries (excluding the issuance and sale of equity to the Borrower or its subsidiaries or pursuant to employee stock plans and other similar arrangements), (ii) 100% of the net cash proceeds of any incurrence of indebtedness for borrowed money by the Borrower or its subsidiaries (other than (a) borrowings under the Existing Credit Agreement or the Revolving Credit Agreement (each as defined below), (b) intercompany indebtedness or (c) debt of foreign subsidiaries for working capital purposes or otherwise in the ordinary course of business (but excluding, in any event, debt issued in any public or Rule 144A-style capital markets transaction), (iii) 100% of the net cash proceeds in the aggregate from any sales or other dispositions of any assets by the Borrower or its subsidiaries (other than (a) sales of inventory in the ordinary course of business and (b) dispositions of assets by the Borrower or its subsidiaries with aggregate fair market value of less than $25,000,000 from and after the date of the Commitment Letter), (iv) 100% of all casualty or condemnation insurance proceeds relating to assets of the Borrower or its subsidiaries (subject to 365 day reinvestment rights and other terms to be agreed) and (v) 50% of Free Cash Flow for each quarter ending on or after December 31, 2010 (with definitions to be agreed).

The Borrower shall give prompt notice to JPMorgan (prior to the execution and delivery of the Credit Documentation) and to the Administrative Agent after the execution and delivery of the Credit Documentation) of any event that reduces commitments or requires prepayment pursuant to the above.

IV. Conditions Precedent

Closing Date Conditions:

The availability of the Facility shall be conditioned only upon satisfaction of (i) the conditions precedent specified in the Commitment Letter and (ii) the following conditions precedent (the date upon which all such conditions precedent shall be satisfied and the Facility is funded, the “Closing Date”) on or before December 18, 2010:

(a) The Borrower shall have executed and delivered mutually satisfactory definitive financing documentation (including a credit agreement) with respect to the Facility (the “Credit Documentation”).

(b)           The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented, on or before the Closing Date.

(c)           The Lenders shall have received (i) audited consolidated financial statements of each of the Borrower and the Business for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available (it being understood that financial statements for the Business are carve-out financials that have been prepared according to International Reporting Financial Standards) and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available as of the Closing Date (the most recent such quarterly period being the “Reference Quarter”).

(d)           The Administrative Agent shall have received with respect to the Borrower and its subsidiaries (including subsidiaries acquired in the Acquisition) (i)  pro forma financial statements as of the end of the Reference Quarter (predicated upon the financial statements of the Borrower as of the end of the Reference Quarter and the financial statements of the Business for the most recent quarter for which such financial statements are available) giving effect to the Acquisition and the financing contemplated hereunder and (ii) projections through 2014.

(e)           An agreement or agreements pursuant to which the Acquisition shall be effected (the “Acquisition Agreement”) shall have been entered into by the Seller and the Borrower, shall be in form and substance reasonably satisfactory to the Administrative Agent (it being acknowledged that the drafts of such documentation most recently delivered to the

Administrative Agent by the Borrower prior to the date of this Term Sheet are reasonably satisfactory to the Administrative Agent) and shall be in full force and effect.  All conditions precedent under the Acquisition Agreement shall have been satisfied (and not waived) and any amendment to the Acquisition Agreement materially adverse to the interests of the Lead Arranger, the Administrative Agent or the Lenders shall be satisfactory in form and substance to the Administrative Agent; it being understood and agreed that any material change to the transaction structure, any amendment of the definition of “Group Material Adverse Effect” contained in the Acquisition Agreement, any change to the definition of “Deferred Jurisdiction” in the Acquisition Agreement and any increase or decrease in the “Offer Value” referred to in the Acquisition Agreement, shall in each case be deemed to be materially adverse to the interests of the Lead Arranger, the Administrative Agent and the Lenders.   The Acquisition shall be consummated substantially contemporaneously with the making of the Term Loans.

(f)            All regulatory, legal and other third party approvals necessary in connection with the Acquisition and the financing thereof shall have been obtained (except for those with respect to which (i) the failure to have obtained could not reasonably be expected to have a material adverse effect on the Borrower, the Business, the Acquisition, the financing thereof or any of the other transactions contemplated hereby, or (ii) the sole consequence of the failure to obtain any such approval is to defer the consummation of the acquisition of certain assets of the Business in “Deferred Jurisdictions” (as defined in the Acquisition Agreement) pursuant to the terms of the Acquisition Agreement).

(g)           No injunction or temporary restraining order exists and no litigation has commenced or is otherwise pending which would prohibit the execution of the Facility, the financings thereunder or any of the other transactions contemplated thereby.

(h)           Substantially contemporaneously with the making of the Term Loans, the Borrower shall (i) enter into a $750,000,000 revolving credit agreement (the “Revolving Credit Agreement”) in form and substance reasonably satisfactory to the Administrative Agent, repay in full all obligations under the Revolving Credit Agreement (the “Existing Credit Agreement”) dated April 26, 2006 with SunTrust Bank, as administrative agent, and cause the Existing Credit Agreement and all related liens to be terminated or released or (ii) cause the Existing Credit Agreement to be amended (and/or cause the provisions thereof to be waived) on terms satisfactory to the Administrative Agent to permit the transactions contemplated hereby.

(i)            Immediately after giving effect to the consummation of the Acquisition and the incurrence of any indebtedness in connection therewith, the Borrower shall be in pro-forma compliance with the financial covenants set forth under the heading “Financial Covenants” below and shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer to such effect (which certificate shall include calculations reflecting such compliance and shall be predicated upon the financial statements of the Borrower as of the end of the Reference Quarter and the financial statements of the Business for the most recent quarter for which such financial statements are available) in form and substance reasonably satisfactory to the Administrative Agent.

(j)            The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(k)           All representations and warranties in the Credit Documentation shall be accurate in all material respects (subject to the Conditionality Provision).

(l)            There shall be no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

V. Certain Documentation Matters

The Credit Documentation shall contain the following representations, warranties, covenants and events of default (subject to materiality thresholds, exceptions, qualifications and baskets to be mutually agreed):

Representations and Warranties:

Financial statements; no material adverse change of the Borrower since December 31, 2009 as of the Closing Date only; no Group Material Adverse Effect since the date of execution and delivery of the Acquisition Agreement; corporate existence; compliance with law; corporate power and authority; execution, delivery and enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; ownership of property; liens; intellectual property; taxes; margin regulations; ERISA; Investment Company Act; environmental matters; accuracy of disclosure; labor relations; OFAC; Patriot Act/Anti-Terrorism.

Affirmative Covenants:	Delivery of financial statements, reports, officers’ certificates and other information requested by the Lenders; payment of other material obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and payment of taxes; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; margin regulations; and compliance with environmental laws.

Financial Covenants:	Financial covenants shall be the following (with definitions to be mutually agreed):

– Ratio of Total Debt (net of cash on the consolidated balance sheet of the Borrower in excess of $50,000,000) to trailing four quarter Consolidated EBITDA (giving pro forma effect to acquisitions and dispositions) shall at no time exceed 3.25:1.00.

– Ratio of trailing four quarter Consolidated EBITDA to trailing four quarter Interest Expense shall not be less than 3.50:1.00 as of any quarter end.

“Consolidated EBITDA” shall mean, for any period, an amount equal to consolidated net income (or net loss) of the Borrower plus, to the extent deducted in determining consolidated net income for such period, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring, non-cash charges and noncash restructuring charges and (f) minority interest earnings, minus, to the extent included in determining consolidated net income for such period, the sum of (y) minority interest losses and (z) non-recurring, non-cash gains and non-cash restructuring gains, in each case determined in accordance with GAAP by reference to the consolidated financial statements of the Company required to be delivered pursuant to the Credit Documentation. If the Borrower or a subsidiary consummates or has consummated an acquisition or a disposition during any period, then, for the purposes of calculating the financial covenants for such period, Consolidated EBITDA for such period shall be adjusted on a proforma basis to give effect to such acquisition or disposition as though such acquisition or disposition had been consummated as of the first day of such period.

Negative Covenants:

Limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock (to be permitted so long as no default exists or would result therefrom and the Borrower is in pro forma compliance with the financial covenants); transactions with affiliates; negative pledge clauses; restrictive agreements; and changes in lines of business.

Events of Default:

Non-payment of principal when due; non-payment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default to other material indebtedness; bankruptcy events; certain ERISA events; material judgments; invalidity of loan documents; and a change of control (the definition of which is to be agreed).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any stated due date thereof, and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages and modifications to pro rata treatment.

In addition, for so long as the Bridge Facility is outstanding, the Credit Documentation shall be automatically amended to reflect any changes or amendments to the Revolving Credit Agreement (or Existing Credit Agreement, as applicable), to the extent favorable to the Administrative Agent or the Lenders under the Facility (other than changes to the interest rates under the Revolving Credit Agreement or Existing Credit Agreement).

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless otherwise agreed to by the Borrower and the Administrative Agent. An assignment fee of $3,500 per assignment shall be payable to the Administrative Agent in connection with each assignment.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the applicable selling Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased the applicable participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility promptly following request.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes after the Closing Date, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and (c) allowing replacement of Lenders requesting payment of amounts referred to in clause (a) above.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence, bad faith or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent:	Winston & Strawn LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based upon the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (a) 1.25%, in the case of ABR Loans (as defined below) and (b) 2.25%, in the case of Eurodollar Loans (as defined below); provided, however, that in each case, the Applicable Margin shall be increased by an incremental .50% on each of the 90th day after the Closing Date, the 180th day after the Closing Date and the 270th day after the Closing Date.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months, or if available to all Lenders, nine or twelve months (as selected by the Borrower) are quoted on the Reuters Screen LIBOR01.

Interest Payment Dates:	In the case of Term Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Term Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:

At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, and at the election of the Required Lenders when the Borrower is in default under another provision of the Facility, the Term Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Duration Fee:	The Borrower shall pay a fee for the ratable benefit of the Lenders on the dates set forth below equal to the percentage of the aggregate principal amount of Term Loans outstanding on such date:

	90 days after the Closing Date:	0.75%
	180 days after the Closing Date:	1.25%
	270 days after the Closing Date:	1.75%

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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